                                                                    Exhibit 99.1



                       VALUATION AND QUALIFYING ACCOUNTS
                       THE TIMKEN COMPANY AND SUBSIDIARIES




COL. A                               COL. B                 COL. C                      COL. D        COL. E
                                                           Additions
                                    Balance at    Charged to     Charged to Other
                                   Beginning of    Costs and        Accounts--       Deductions--   Balance at End
    Description                      Period         Expenses        Describe          Describe        of Period
                                                          (Thousands of dollars)
Year ended December 31, 2001:
 Reserves and allowances
  deducted from asset accounts:
   Allowance for
    uncollectible accounts         $11,259        $10,025(1)                         $6,308(3)      $14,976
   Valuation allowance
    on deferred tax assets          18,084         20,219(2)                          3,547(4)       34,756
                                   -------        -------                            ------         -------
                                   $29,343        $30,244                            $9,855         $49,732
                                   =======        =======                            ======         =======

Year ended December 31, 2000:
 Reserve and allowances
  deducted from asset accounts:
   Allowance for
    uncollectible accounts         $ 9,497        $ 2,406(1)                         $  644(3)      $11,259
   Valuation allowance
    on deferred tax assets          15,041         11,543(2)                          8,500(4)       18,084
                                   -------        -------                            ------         -------
                                   $24,538        $13,949                            $9,144         $29,343
                                   =======        =======                            ======         =======

Year ended December 31, 1999:
 Reserves and allowances
  deducted from asset accounts:
   Allowance for
    uncollectible accounts         $ 7,949        $ 2,963(1)                         $1,415(3)      $ 9,497
   Valuation allowance
    on deferred tax assets          14,367          1,407(2)                            733(4)       15,041
                                   -------        -------                            ------         -------
                                   $22,316        $ 4,370                            $2,148         $24,538
                                   =======        =======                            ======         =======

(1)  Provision for uncollectible accounts included in expenses.
(2) Increase in valuation allowance is recorded as a component of the provision for income taxes.
(3)  Actual accounts written off against the allowance--net of recoveries.
(4) Reduction in valuation allowance due to utilization of foreign net operating losses previously reserved or write-off of deferred tax assets that are not realizable in future years.